Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2021 FIRST QUARTER RESULTS

Swift Actions Taken in Response to COVID-19 Global Pandemic

Reopening Stores in a Phased Approach – Close to 1,000 Stores Now Open

Strong Digital Demand in First Quarter Carries into Second Quarter

First Quarter Fiscal 2021 Financial Summary

•	Net sales decreased 44% to $279 million with stores closed starting in mid-March
•	GAAP EPS from continuing operations was ($9.54) vs. $0.36 last year
•	Non-GAAP EPS from continuing operations was ($3.65)1 vs. $0.33 last year

NASHVILLE, Tenn., June 9, 2020 --- Genesco Inc. (NYSE: GCO) today reported a GAAP loss from continuing operations per diluted share of ($9.54) for the three months ended May 2, 2020, compared to earnings from continuing operations per diluted share of $0.36 in the first quarter last year.  Adjusted for the excluded items in both periods, the Company reported a first quarter loss from continuing operations per diluted share of ($3.65), compared to earnings from continuing operations per diluted share of $0.33 last year.

Mimi E. Vaughn, Genesco President and Chief Executive Officer, said, “I am proud of how our organization has responded in these extraordinary times as we strived to protect our people, our customers and our business.  Thanks to the work we did last year creating a footwear-focused company and building on the turnaround in profitability that began in Fiscal 2019, we entered the pandemic in a positon of strength. Despite the challenges we faced from the decision in mid-March to temporarily close all of our stores, we were able to stay actively engaged with existing and new customers as we successfully leveraged the multi-year investments we’ve made advancing our digital commerce capabilities. Our targeted actions combined with the accelerated shift in online purchasing brought on by COVID-19, helped fuel a triple digit e-commerce comp gain for the month of April and 64% comp growth for the first quarter. In May, e-commerce sales increased further above April’s substantial levels.

“As the second quarter got underway, we began reopening our stores with the health and safety of our teams and customers as our top priority.  Today, approximately 1,000 stores are open and we are pleased with the initial results we’ve experienced thus far, especially at Journeys where sales in the stores that have reopened are comping nicely positive to last year’s volumes for the same period. That said, there continues to be a good deal of uncertainty about near-term trends and therefore we are planning sales conservatively and managing expenses and inventory accordingly. We feel good about the strategic positioning of our businesses for the longer-term, and we believe that we’ve taken the necessary steps to navigate the near-term impact of this pandemic.”

______________________

1Excludes a goodwill impairment charge, trademark impairment and retail store asset impairment charges, partially offset by a release of earn-out related to the Togast acquisition, net of tax effect in the first quarter of Fiscal 2021 (“Excluded Items”). A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Actions Taken in Response to COVID-19

In response to the impact from COVID-19, in the first quarter, the Company took the following actions to preserve financial liquidity and financial flexibility:

•	Borrowed $208 million on its existing lines of credit, extended payment terms with suppliers, managed inventory by reducing future receipts, and reduced planned capital expenditures by over 50%
•	Furloughed or reduced its workforce by 90% across stores, corporate offices, call centers and distribution centers
•	Implemented salary reductions for the executive team and select employees, reduced the cash compensation of its board of directors, and suspended certain employee benefits, including 401(k) matching
•	Maximized benefits provided by the CARES Act in the U.S. as well as relief packages provided by the U.K. government, including employee retention credits, income tax benefits and property tax relief
•	Including the above, reduced expenses by 20% during the quarter
•	Amended its ABL lending agreement, increasing the facility from $275 million to up to $350 million of borrowing capacity

Store Re-Opening Update

As of June 6, 2020, the Company is currently operating in close to 1,000 locations, including more than 900 Journeys, more than 80 Johnston & Murphy, and a few Schuh locations.  The Company anticipates reopening  close to 85% of all stores by the end of June.

All store locations are operating under enhanced measures to ensure the health and safety of employees and customers, including requiring employees to wear masks, providing hand sanitizer in multiple locations throughout each store for customer and employee use, enhanced cleaning and sanitation protocols, reconfigured sales floors to promote physical distancing, and modified employee and customer interactions to limit contact.

Genesco will continue its phased approach to reopen stores when the following conditions are met:

•	state and local governments have allowed stores to operate;
•	the Company believes it can operate safely under its enhanced health and safety measures; and
•	the Company believes that it can ensure the safety of its employees and customers

First Quarter Review

Net sales for the first quarter of Fiscal 2021 decreased 44% to $279 million from $496 million in the first quarter of Fiscal 2020. This sales decrease was driven by the closure of stores for the back half of the first quarter as a result of the COVID-19 global pandemic, lower wholesale sales and lower exchange rates, partially offset by digital comp growth of 64%.  As a result of the store closures in response to COVID-19, the Company has not included first quarter Fiscal 2021 comparable sales, except for comparable direct sales, as it feels that overall sales is a more meaningful metric during this period.

Comparable Sales

Comparable Same Store and Direct Sales:	1QFY21	1QFY20
Journeys Group	NA	7%
Schuh Group	NA	2%
Johnston & Murphy Group	NA	0%
Total Genesco Comparable Sales	NA	5%
Same Store Sales	NA	4%
Comparable Direct Sales	64%	15%

First quarter gross margin this year was 43.0%, down 640 basis points, compared with 49.4% last year. The decrease as a percentage of sales is due primarily to higher shipping and warehouse expense in all divisions driven by the increase in penetration of e-commerce and an increase in inventory reserves at Journeys, higher penetration of sale product at Schuh, and more markdowns at Johnston & Murphy.

Selling and administrative expense for the first quarter this year increased as a percentage of net sales due to lower sales as a result of COVID-19, but expense in dollars decreased 20% compared to the same period last year.  Proactive steps taken at the onset of the COVID-19 global pandemic and lower bonus expense drove the reduction in expenses.  The Company reduced selling salaries, occupancy, and compensation expense along with many other non-essential expenses compared to the previous year.

Genesco’s GAAP operating loss for the first quarter was $(156.0) million, or (55.9)% of sales this year compared with operating income of $9.1 million, or 1.8% of sales last year.  Adjusted for the excluded items in both periods, the operating loss for the first quarter was $(69.5) million this year compared with operating income of $8.4 million last year.  Adjusted operating margin was (24.9)% of sales in the first quarter of Fiscal 2021 and 1.7% last year.

The effective tax rate for the quarter was 14.1% in Fiscal 2021 compared to 30.7% last year.  The adjusted tax rate, reflecting excluded items, was 26.8% in Fiscal 2021 compared to 31.3% last year.  The lower adjusted tax rate for this year primarily reflects the inability to recognize a tax benefit for certain foreign losses.

The GAAP loss from continuing operations was $(134.6) million in the first quarter of Fiscal 2021, compared to earnings from continuing operations of $6.5 million in the first quarter last year.  Adjusted for the excluded items in both periods, the first quarter loss from continuing operations was $(51.4) million, or ($3.65) loss per share in Fiscal 2021, compared to earnings from continuing operations of $5.9 million, or $0.33 earnings per share last year.

Impairment Charges

Due to the significant decline in its stock price and market capitalization resulting from the outbreak of COVID-19, the Company identified indicators of impairment in the first quarter of Fiscal 2021. As a result, the Company recognized the full impairment of goodwill in its Schuh Group and recorded a non-cash impairment charge of $79.3 million pretax, or $5.62 per diluted share after tax.  In addition, the Company also recorded a $5.3 million non-cash trademark impairment and $3.0 million for retail store asset impairments for the first quarter of Fiscal 2021.

Cash, Borrowings and Inventory

Cash and cash equivalents at May 2, 2020, were $238.6 million, compared with $156.7 million at May 4, 2019.   Total debt at the end of the first quarter of Fiscal 2021 was $222.7 million compared with $73.7 million at the end of last year’s first quarter. Total unused availability as of May 2, 2020 was $52.0 million and was increased by the recent amendment to our bank facility. Inventories increased 6% in the first quarter of Fiscal 2021 on a year-over-year basis.

Capital Expenditures and Store Activity

For the first quarter, capital expenditures were $7 million, primarily related to store projects already in progress as well as digital and omni-channel initiatives. Depreciation and amortization was $12 million.  During the quarter, the Company opened three new stores and closed four stores.  The Company ended the quarter with 1,479 stores compared with 1,504 stores at the end of the first quarter last year, or a decrease of 2%.  Square footage was down 2% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the first quarter of Fiscal 2021.

Fiscal 2021 Outlook

Due to the continued uncertainty in the overall economy, the Company is not providing guidance at this time.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of first quarter results on its website, www.genesco.com, in the investor relations section. The Company’s live conference call on June 9, 2020, at 7:30 a.m. (Central time), may be accessed through the Company’s website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins, earnings and those regarding its ability to reopen stores, operate the stores safely and ensure the safety of customers and employees) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences.  These include adjustments to estimates and projections reflected in forward-looking statements, including as a result of the effects of COVID-19 on the Company’s business including whether there is a second wave or periods of increases in the number of COVID-19 cases in locations in which the Company  operates, restrictions on operations imposed by government entities and landlords, changes in public safety and health requirements, the Company’s ability to adequately staff stores, limitations on the Company’s ability to provide adequate personal protective equipment to employees, and the Company’s ability to maintain social distancing requirements; stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of any share repurchases by the Company; the imposition of tariffs on products imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of weakness in the U.K. market; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; closure of stores due to COVID-19 and weakness in traffic at shopping malls and at our stores that are open; risks related to the potential for terrorist events; risks related to public health and safety events, including for example, the COVID-19 coronavirus; changes in buying patterns by significant wholesale customers; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor of certain leases; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to open additional retail stores and to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to eliminate stranded costs associated with dispositions, including the sale of the Lids Sport Group business; the Company’s ability to realize anticipated cost savings, including rent savings; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website,

www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,475 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, the licensed Levi’s brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Inc. Financial ContactsGenesco Inc. Media Contact

Mel TuckerClaire S. McCall

Senior Vice President, Chief Financial Officer Director, Corporate Relations

(615) 367-7465(615) 367-8283

mtucker@genesco.comcmccall@genesco.com

Dave Slater

Vice President, Financial Planning & Analysis and IR

(615) 367-7604

dslater@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 1		Quarter 1
	May 2, 2020	% of Net Sales	May 4, 2019	% of Net Sales
Net sales	$279,232	100.0%	$495,651	100.0%
Cost of sales	159,088	57.0%	250,743	50.6%
Gross margin	120,144	43.0%	244,908	49.4%
Selling and administrative expenses	189,042	67.7%	236,555	47.7%
Goodwill impairment	79,259	28.4%	—	0.0%
Asset impairments and other, net	7,861	2.8%	(731)	-0.1%
Operating income (loss)	(156,018)	-55.9%	9,084	1.8%
Other components of net periodic benefit cost	(124)	0.0%	(86)	0.0%
Interest expense, net	856	0.3%	(166)	0.0%
Earnings (loss) from continuing operations before income taxes	(156,750)	-56.1%	9,336	1.9%
Income tax expense (benefit)	(22,126)	-7.9%	2,866	0.6%
Earnings (loss) from continuing operations	(134,624)	-48.2%	6,470	1.3%
Loss from discontinued operations, net of tax	(153)	-0.1%	(124)	0.0%
Net Earnings (Loss)	$(134,777)	-48.3%	$6,346	1.3%
Basic earnings (loss) per share:
Before discontinued operations	$(9.54)		$0.37
Net earnings (loss)	$(9.55)		$0.36
Weighted-average shares outstanding - Basic	14,110		17,645
Diluted earnings (loss) per share:
Before discontinued operations	$(9.54)		$0.36
Net earnings (loss)	$(9.55)		$0.36
Weighted-average shares outstanding - Diluted	14,110		17,850

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 1		Quarter 1
	May 2, 2020	% of Net Sales	May 4, 2019	% of Net Sales
Sales:
Journeys Group	$168,925	60.5%	$323,972	65.4%
Schuh Group	47,165	16.9%	76,844	15.5%
Johnston & Murphy Group	38,849	13.9%	74,734	15.1%
Licensed Brands	24,293	8.7%	20,083	4.1%
Corporate and Other	—	0.0%	18	0.0%
Net Sales	$279,232	100.0%	$495,651	100.0%
Operating Income (Loss):
Journeys Group	$(37,083)	-22.0%	$18,976	5.9%
Schuh Group	(15,086)	-32.0%	(5,428)	-7.1%
Johnston & Murphy Group	(9,584)	-24.7%	5,106	6.8%
Licensed Brands	(2,501)	-10.3%	429	2.1%
Corporate and Other(1)	(12,505)	-4.5%	(9,999)	-2.0%
Goodwill Impairment	(79,259)	-28.4%	—	0.0%
Operating income (loss)	(156,018)	-55.9%	9,084	1.8%
Other components of net periodic benefit cost	(124)	0.0%	(86)	0.0%
Interest, net	856	0.3%	(166)	0.0%
Earnings (loss) from continuing operations before income taxes	(156,750)	-56.1%	9,336	1.9%
Income tax expense (benefit)	(22,126)	-7.9%	2,866	0.6%
Earnings (loss) from continuing operations	(134,624)	-48.2%	6,470	1.3%
Loss from discontinued operations, net of tax	(153)	-0.1%	(124)	0.0%
Net Earnings (Loss)	$(134,777)	-48.3%	$6,346	1.3%

(1)

Includes a $7.9 million charge in the first quarter of Fiscal 2021 which includes a $5.3 million charge for trademark impairment and a $3.0 million charge for retail store asset impairments, partially offset by a $(0.4) million gain for the release of an earnout related to the Togast acquistion.  Includes a ($0.7) million gain in the first quarter of Fiscal 2020 which includes a gain of ($1.0) million for lease terminations, partially offset by a $0.3 million charge for retail store asset impairments.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	May 2, 2020	May 4, 2019
Assets
Cash and cash equivalents	$238,574	$156,655
Accounts receivable	55,259	33,275
Inventories	391,803	367,998
Other current assets	49,372	43,116
Total current assets	735,008	601,044
Property and equipment	227,058	271,320
Operating lease right of use assets	692,489	769,922
Goodwill and other intangibles	66,579	124,623
Other non-current assets	33,934	49,164
Total Assets	$1,755,068	$1,816,073

Liabilities and Equity
Accounts payable	$175,232	$121,655
Current portion long-term debt	23,741	13,914
Current portion operating lease liabilities	164,723	138,758
Other current liabilities	66,328	89,537
Total current liabilities	430,024	363,864
Long-term debt	198,939	59,762
Long-term operating lease liabilities	615,400	690,432
Other long-term liabilities	34,883	39,089
Equity	475,822	662,926
Total Liabilities and Equity	$1,755,068	$1,816,073

GENESCO INC.

Store Count Activity

	Balance 02/02/2019	Open	Close	Balance 02/01/2020	Open	Close	Balance 05/02/2020
Journeys Group	1,193	8	30	1,171	1	1	1,171
Schuh Group	136	1	8	129	0	2	127
Johnston & Murphy Group	183	3	6	180	2	1	181
Total Retail Units	1,512	12	44	1,480	3	4	1,479

GENESCO INC.

Comparable Sales

	Quarter 1
	May 2, 2020(1)	May 4, 2019
Journeys Group	NA	7%
Schuh Group	NA	2%
Johnston & Murphy Group	NA	0%
Total Comparable Sales	NA	5%
Same Store Sales	NA	4%
Comparable Direct Sales	64%	15%

(1)

As a result of store closures in response to COVID-19, the Company has not included first quarter Fiscal 2021 comparable sales, except for comparable direct sales, as it feels that overall sales is a more meaningful metric during this period.

GENESCO INC.

COVID-19 Related Adjustments

(in thousands)

(Unaudited)

Quarter 1
May 2, 2020
Goodwill impairment	$79,259
Incremental retail store asset impairment (1)	2,734
Trademark impairment (1)	5,260
Release of Togast earnout (1)	(441)
Excess inventory (2)	1,808
Non-productive compensation (3) and (4)	3,245
UK property tax relief (3)	(1,555)
Incremental bad debt reserve (3)	2,422
Other (3)	(198)
Total COVID-19 related adjustments	$92,534

(1)	Included in asset impairments and other, net on the Condensed Consolidated Statements of Operations.
(2)	Included in cost of sales on the Condensed Consolidated Statements of Operations.
(3)	Included in selling and administrative expenses on the Condensed Consolidated Statements of Operations.
(4)	Compensation paid to furloughed workers, net of the CARES Act and UK government relief.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Three Months Ended May 2, 2020 and May 4, 2019

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 1
	May 2, 2020			May 4, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$(134,624)	$(9.54)		$6,470	$0.36
Asset impairments and other adjustments:
Retail store asset impairment charges	$3,042	2,228	0.16	$307	212	0.01
Trademark impairment	5,260	5,153	0.37	—	—	0.00
Goodwill impairment	79,259	79,259	5.62	—	—	0.00
Gain on lease terminations	—	—	0.00	(1,000)	(689)	(0.04)
Release Togast earnout	(441)	(323)	(0.02)	—	—	0.00
Change in vacation policy	(616)	(451)	(0.03)	—	—	0.00
Gain on Hurricane Maria	—	—	0.00	(38)	(26)	0.00
Impact of additional dilutive shares	—	—	(0.02)	—	—	0.00
Total asset impairments and other adjustments	$86,504	85,866	6.08	$(731)	(503)	(0.03)
Income tax expense adjustments:
Other tax items		(2,690)	(0.19)		(58)	0.00
Total income tax expense adjustments		(2,690)	(0.19)		(58)	0.00
Adjusted earnings (loss) from continuing operations (1) and (2)		$(51,448)	$(3.65)		$5,909	$0.33

(1)	The adjusted tax rate for the first quarter of Fiscal 2021 and 2020 is 26.8% and 31.3%, respectively.
(2)

EPS reflects 14.1 million and 17.9 million share count for the first quarter of Fiscal 2021 and 2020, respectively, which excludes common stock equivalents in the first quarter of Fiscal 2021 due to the loss from continuing operations and includes common stock equivalents in the first quarter of Fiscal 2020.

Genesco Inc.

Adjustments to Reported Operating Income (Loss)

Three Months Ended May 2, 2020 and May 4, 2019

	Quarter 1 - May 2, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(37,083)	$(263)	$(37,346)
Schuh Group	(15,086)	—	(15,086)
Johnston & Murphy Group	(9,584)	(96)	(9,680)
Licensed Brands	(2,501)	(39)	(2,540)
Corporate and Other	(91,764)	86,902	(4,862)
Total Operating Loss	$(156,018)	$86,504	$(69,514)
% of sales	-55.9%		-24.9%

	Quarter 1 - May 4, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$18,976	$—	$18,976
Schuh Group	(5,428)	—	(5,428)
Johnston & Murphy Group	5,106	—	5,106
Licensed Brands	429	—	429
Corporate and Other	(9,999)	(731)	(10,730)
Total Operating Income	$9,084	$(731)	$8,353
% of sales	1.8%		1.7%